Exhibit 4.3

CERTIFICATE OF DESIGNATIONS

OF THE

9.75% SERIES D CUMULATIVE PREFERRED STOCK

Goodrich Petroleum Corporation

Goodrich Petroleum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby executes this Certificate of Designations and establishes the Series D Preferred Stock (as defined below).

FIRST: Pursuant to Article IV of the Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Charter”), the Board of Directors of the Company (the “Board of Directors”) is authorized to issue up to 10,000,000 shares of Preferred Stock, par value $1.00 per share of the Company (“Preferred Stock”) from time to time, in one or more classes or series, with such designations, preferences, rights, powers and duties as fixed by the Board of Directors and reflected in a Certificate of Designations approved by the Board of Directors.

SECOND: In accordance with the resolutions of the Board of Directors adopted on August 15, 2013, the provisions of the Charter, and applicable law, 5,520 presently authorized, but unissued, shares of Preferred Stock are hereby designated as “9.75% Series D Cumulative Preferred Stock” (hereinafter referred to as the “Series D Preferred Stock”).

THIRD: The Series D Preferred Stock shall have a par value of $1.00 and shall be Preferred Stock (within the meaning of the Charter) and the terms, preferences, rights, powers and duties of the Series D Preferred Stock be and the same are hereby fixed, respectively, as follows:

1. Definitions.

For the purposes of this Certificate of Designations (the “Series D Certificate of Designations”) only, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms used in this Series D Certificate of Designations have the meanings assigned to them in this Section 1 and include the plural as well as the singular; and

(b)	all capitalized terms used in this Series D Certificate of Designations and not otherwise defined herein shall have the meanings assigned in the Charter.

“ADRs” has the meaning set forth in Section 5(b)(ii) of this Series D Certificate of Designations.

“Alternative Form Consideration” has the meaning set forth in Section 6(d) of this Series D Certificate of Designations.

“Alternative Conversion Consideration” has the meaning set forth in Section 6(d) of this Series D Certificate of Designations.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

“Bylaws” has the meaning set forth in Section 7(b) of this Series D Certificate of Designations.

“Change of Control” has the meaning set forth in Section 5(b) of this Series D Certificate of Designations.

“Change of Control Conversion Date” has the meaning set forth in Section 6(j) of this Series D Certificate of Designations.

“Change of Control Conversion Right” has the meaning set forth in Section 6(a) of this Series D Certificate of Designations.

“Change of Control Redemption Right” has the meaning set forth in Section 5(a) of this Series D Certificate of Designations.

“Common Stock Conversion Consideration” has the meaning set forth in Section 6(a) of this Series D Certificate of Designations.

“Common Stock Price” has the meaning set forth in Section 6(k) of this Series D Certificate of Designations.

“Conversion Consideration” has the meaning set forth in Section 6(d) of this Series D Certificate of Designations.

“Conversion Rate” has the meaning set forth in Section 6(a)(i) of this Series D Certificate of Designations.

“Dividend Payment Date” has the meaning set forth in Section 2(a) of this Series D Certificate of Designations.

A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include August 19, 2013.

“DTC” has the meaning set forth in Section 6(i) of this Series D Certificate of Designations.

“Exchange Act” has the meaning set forth in Section 5(b)(i) of this Series D Certificate of Designations.

“Exchange Cap” has the meaning set forth in Section 6(c) of this Series D Certificate of Designations.

“Junior Stock” has the meaning set forth in Section 3(c) of this Series D Certificate of Designations.

A “Liquidation Event” is any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Liquidation Preference” means $25,000.00 per share of Series D Preferred Stock.

“NYSE” has the meaning set forth in Section 5(b)(ii) of this Series D Certificate of Designations.

“Parity Stock” has the meaning set forth in Section 3(b) of this Series D Certificate of Designations.

“Series B Convertible Preferred Stock” has the meaning set forth in Section 2(g) of this Series D Certificate of Designations.

“Series C Preferred Stock” has the meaning set forth in Section 2(g) of this Series D Certificate of Designations.

“Series D Liquidation Value” means the Liquidation Preference per share in cash (or property having a fair market value as determined by the Board of Directors valued at $25,000.00 per share of Series D Preferred Stock) plus an amount equal to the accumulated and unpaid dividends (whether or not declared) to but excluding the date of the relevant liquidation payment.

The “Series D Preferred Holders” are the holders of record of the Series D Preferred Stock.

“Share Cap” has the meaning set forth in Section 6(a)(ii) of this Series D Certificate of Designations.

“Share Split” has the meaning set forth in Section 6(b) of this Series D Certificate of Designations.

“Voting Preferred Stock” has the meaning set forth in Section 7(a) of this Series D Certificate of Designations.

2. Dividends

(a)	The Series D Preferred Holders shall be entitled to receive, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, cumulative quarterly cash dividends which shall accrue from and including August 19, 2013, and shall be payable on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”), commencing December 15, 2013, at a rate per annum equal to 9.75% of the Liquidation Preference. Such dividends shall be cumulative without compounding from August 19, 2013 whether or not earned or declared. If a Dividend Payment Date is not a Business Day, the related dividend (if declared) shall be paid on the next succeeding Business Day with the same force and effect as though paid on such Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the Series D Preferred Stock for the initial Dividend Period and any period less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period.

(b)	Unless dividends have been declared and paid or declared and set apart for payment on the Series D Preferred Stock for the then-current Dividend Period and all past Dividend Periods:

(i)	no dividends (other than dividends in shares of Junior Stock) may be declared or paid or set aside for payment, and no other distribution may be declared or made, upon Junior Stock or Parity Stock; and

(ii)	no Junior Stock or Parity Stock may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, except by conversion into or exchange for Junior Stock.

(c)	The Board of Directors, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the Series D Preferred Stock without the payment of any dividends on any Junior Stock.

(d)	When dividends are not paid (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series D Preferred Stock, on a dividend payment date falling within the related Dividend Period for the Series D Preferred Stock) in full upon the Series D Preferred Stock or any Parity Stock, all dividends declared upon the Series D Preferred Stock and all such Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series D Preferred Stock, on a dividend payment date falling within the related Dividend Period for the Series D Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per share on the Series D Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or in the case of non-cumulative Parity Stock, unpaid dividends for the then-current Dividend Period (whether or not declared) and in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series D Preferred Stock, on a dividend payment date falling within the related Dividend Period for the Series D Preferred Stock) bear to each other.

(e)	No dividends may be declared or paid or set apart for payment on any shares of Series D Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding shares ranking, as to the payment of dividends and distribution of assets upon a Liquidation Event, senior to the Series D Preferred Stock.

(f)	Series D Preferred Holders shall not be entitled to any dividends, whether payable in cash or property, other than as provided in this Series D Certificate of Designations and shall not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

(g)	For so long as any shares of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) or the Company’s 10.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”) remain outstanding, no dividends or other distributions (other than a dividend or distribution payable solely in Parity Stock or Junior Stock in the case of Parity Stock, or Junior Stock in the case of Junior Stock, and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, the Series D Preferred Stock or any Parity Stock or Junior Stock, nor may any Series D Preferred Stock or any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on the Company’s behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock in the case of Series D Preferred Stock or Parity Stock, or Junior Stock in the case of Junior Stock, and cash in lieu of fractional shares) unless, in each of the foregoing instances, all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of common stock sufficient for the payment thereof is set apart for such payment, on the Series B Convertible Preferred Stock and the Series C Preferred Stock and all other Parity Stock for all Dividend Periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Series D Preferred Stock, the Series C Preferred Stock, the Series B Convertible Preferred Stock and all other Parity Stock, dividends may be declared and paid on the Series D Preferred Stock, the Series C Preferred Stock, the Series B Convertible Preferred Stock and all other Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series D Preferred Stock, the Series C Preferred Stock, the Series B Convertible Preferred Stock and all other Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Series D Preferred Stock, Series C Preferred Stock, Series B Convertible Preferred Stock and such other Parity Stock bear to each other.

3. Rank

The Series D Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon a Liquidation Event:

(a)	junior to all of the Company’s existing and future indebtedness and any equity securities, including Preferred Stock, that the Company may authorize or issue, the terms of which provide that such securities shall rank senior to the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon a Liquidation Event;

(b)	equally with the Series B Convertible Preferred Stock, the Series C Preferred Stock and any equity securities, including Preferred Stock, that the Company may authorize or issue, the terms of which provide that such securities shall rank equally with the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon a Liquidation Event (“Parity Stock”); and

(c)	senior to the common stock and any other equity securities that the Company may authorize or issue, the terms of which provide that such securities shall rank junior to the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon a Liquidation Event (together with the common stock, “Junior Stock”).

4. Optional Redemption

(a)

Except as set forth in Section 5 of this Series D Certificate of Designations, the Series D Preferred Stock shall not be redeemable prior to August 19, 2018. On or after that date, subject to any limitations which may be imposed by law, the Company may, at its option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to the Liquidation Preference per share plus an amount equal to accumulated and unpaid dividends (whether or not declared) , unless the redemption date is after a record date for a Series D Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, in which case no amount for such accumulated and unpaid dividend will be paid upon redemption and such accumulated and unpaid dividend will be paid to the holder of record if any, to, but excluding, the redemption date. If less than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the Company shall select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible).

(b)	In the event the Company shall redeem any or all of the Series D Preferred Stock as aforesaid in Section 4((a)) above, the Company shall give notice of any such redemption to the Series D Preferred Holders not more than 60 nor less than 30 days prior to the date fixed for such redemption. Failure to give notice to any Series D Preferred Holder shall not affect the validity of the proceedings for the redemption of shares of any Series D Preferred Holder being redeemed.

(c)	Notice having been given as herein provided and so long as funds sufficient to pay the redemption price for all of the Series D Preferred Stock called for redemption have been set aside for payment, from and after the redemption date, dividends on the Series D Preferred Stock called for redemption shall cease to accrue and such Series D Preferred Stock called for redemption shall no longer be deemed outstanding, and all rights of the holders thereof shall cease other than the right to receive the redemption price, without interest.

(d)	The Series D Preferred Holders shall have no right to require redemption of any Series D Preferred Stock.

(e)	Any shares of Series D Preferred Stock which are redeemed shall thereafter not be cancelled and have the status of authorized but unissued Preferred Stock of the Company undesignated as to series, and may thereafter be reissued by the Board of Directors in the same manner as any other authorized and unissued Preferred Stock.

5. Change of Control Redemption

(a)	At any time following a Change of Control (as defined below), the Company will have the option, upon giving notice as provided in Section 6 below, to redeem the Series D Preferred Stock, in whole, at any time, or in part, from time to time, within 90 days after the first date on which the Change of Control has occurred (the “Change of Control Redemption Right”), for cash at a redemption price of $25,000.00 per share, plus any accumulated and unpaid dividends on the Series D Preferred Stock (whether or not declared, unless the redemption date is after a record date for a Series D Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, in which case no amount for such accumulated and unpaid dividend will be paid upon redemption and such accumulated and unpaid dividend will be paid to the holder of record), to, but not including, the redemption date.

(b)	A “Change of Control” shall be deemed to have occurred at such time after the original issuance of the Series D Preferred Stock when each of the following have occurred and are continuing:

(i)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)	following the closing of any transaction referred to in clause (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts (“ADRs”) representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT, or the NASDAQ Stock Market (the “NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE MKT or NASDAQ.

6. Conversion Rights

(a)	Upon the occurrence of a Change of Control, each Series D Preferred Holder shall have the right (unless, prior to the Change of Control Conversion Date, the Company has provided or provides irrevocable notice of its election to redeem the Series D Preferred Stock as described in Section 5 above, in which case such holder will only have the right with respect to the shares of Series D Preferred Stock not called for redemption (unless the Company defaults in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares of Series D Preferred Stock subject to such default in payment)) to convert some or all of the Series D Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of common stock per share of Series D Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

(i)	the quotient obtained by dividing (x) the sum of the Liquidation Preference plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series D Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum and such accumulated and unpaid dividend will be paid to the holder of record) by (y) the Common Stock Price (defined below) (such quotient, the “Conversion Rate”); and

(ii)	2,297.79 shares of common stock per share of Series D Preferred Stock (the “Share Cap”), subject to certain adjustments described below.

(b)	The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the common stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of the common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of common stock outstanding immediately prior to such Share Split.

(c)	For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 11,029,392 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable) in respect of the first 4,800 shares of Series D Preferred Stock issued by the Company, subject to increase to the extent that up to 720 additional shares of Series D Preferred Stock are issued, which if the maximum number of such additional shares are issued, such aggregate number of shares of common stock issuable in respect of all issued shares of Series D Preferred Stock would not exceed 12,683,801 shares of common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for (i) any Share Splits on the same basis as the corresponding adjustments to the Share Cap and (ii) any increase or decrease in the number of issued and outstanding shares of Series D Preferred Stock.

(d)	In the case of a Change of Control pursuant to which the common stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a Series D Preferred Holder shall receive upon conversion of such Series D Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of the common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(e)	If the holders of common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration shall be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the shares of common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of the common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(f)	The Company shall not issue fractional shares of common stock upon the conversion of the Series D Preferred Stock. Instead, the Company shall pay the cash value of such fractional shares.

(g)	Within 15 days following the occurrence of a Change of Control, the Company shall provide to Series D Preferred Holders a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice shall state the following:

(i)	the events constituting the Change of Control;

(ii)	the date of the Change of Control;

(iii)	the last date on which the Series D Preferred Holders may exercise their Change of Control Conversion Right;

(iv)	the method and period for calculating the Common Stock Price;

(v)	the Change of Control Conversion Date;

(vi)	that if, prior to the Change of Control Conversion Date, the Company has provided or provides irrevocable notice of the election to redeem all or any portion of the Series D Preferred Stock, holders will not be able to convert shares of Series D Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless the Company defaults in payment of the redemption price and all accumulated and unpaid dividends);

(vii)	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock;

(viii)	the name and address of the paying agent and the conversion agent;

(ix)	the procedures that the Series D Preferred Holders must follow to exercise the Change of Control Conversion Right; and

(x)	the last date on which Series D Preferred Holders may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

(h)	The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the website of the Company, in any event prior to the opening of business on the first Business Day following any date on which the Company provides the notice described in Section 6(g) above to the Series D Preferred Holders.

(i)	To exercise the Change of Control Conversion Right, the Series D Preferred Holders shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series D Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the transfer agent for the Series D Preferred Stock, or, in the case of Series D Preferred Stock held in global form, comply with the applicable procedures of the Depository Trust Company (“DTC”). The conversion notice must state:

(i)	the relevant Change of Control Conversion Date;

(ii)	the number of shares of Series D Preferred Stock to be converted; and

(iii)	that the Series D Preferred Stock is to be converted pursuant to the applicable provisions of the Series D Preferred Stock.

(j)	The “Change of Control Conversion Date” is the date the Series D Preferred Stock is to be converted, which shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Company provides the notice described above to the Series D Preferred Holders.

(k)	The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash (x) the average of the closing sale prices per share of common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the common stock is then traded, or (y) the average of the last quoted bid prices for the common stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the common stock is not then listed for trading on a U.S. securities exchange.

(l)	Holders of Series D Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent for the Series D Preferred Stock prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

(i)	the number of withdrawn shares of Series D Preferred Stock;

(ii)	if certificated Series D Preferred Stock has been issued, the certificate numbers of the withdrawn shares of Series D Preferred Stock; and

(iii)	the number of shares of Series D Preferred Stock, if any, which remain subject to the conversion notice.

(m)	Notwithstanding the foregoing, if the Series D Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

(n)	Shares of Series D Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Company has provided or provides notice of the election to redeem such Series D Preferred Stock (unless the Company defaults in the payment of the redemption price and accumulated and unpaid dividends). If the Company elects to redeem Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series D Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25,000.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

(o)	The Company shall deliver amounts owing upon conversion no later than the third Business Day following the Change of Control Conversion Date.

(p)	In connection with the exercise of any Change of Control Conversion Right, the Company shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series D Preferred Stock into shares of common stock or other property.

(q)	Except as provided in this Section 6, the Series D Preferred Stock is not convertible into or exchangeable for any other securities or property.

7. Voting

Except as otherwise set forth in this Section 7 of this Series D Certificate of Designations and where required pursuant to the Charter, the Series D Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the Series D Preferred Holders shall not be required for the taking of any Company action.

(a)	If and whenever six quarterly dividends (whether or not consecutive) payable on the Series D Preferred Stock or six quarterly dividends (whether or not consecutive) payable on any other Parity Stock are in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), in each case, whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two and the Series D Preferred Holders, voting together as a single class regardless of series with the holders of any other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), shall have the right to elect these two additional directors at an annual meeting of stockholders or a properly called special meeting of the Series D Preferred Holders and the holders of the Voting Preferred Stock and at each subsequent annual meeting of stockholders until all such dividends and distributions for the then current quarterly period on the Series D Preferred Stock and the Voting Preferred Stock have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series D Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and full dividends thereon for the then current quarterly dividend period shall have been paid in full or declared and set apart for payment in full, then the right of the Series D Preferred Holders and the holders of Voting Preferred Stock to elect such two additional directors shall cease, the terms of office of all directors elected by the Series D Preferred Holders and holders of the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. However, the right of the Series D Preferred Holders and the holders of the Voting Preferred Stock to elect two additional directors shall again vest if and whenever six quarterly dividends are in arrears, as described above.

(b)	At any time after such voting power shall have been so vested in the Series D Preferred Holders and the holders of the Voting Preferred Stock, the Secretary of the Company may, and upon the written request of any Series D Preferred Holder (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the Series D Preferred Holders and holders of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in Article II, Section 4 of the Amended and Restated Bylaws of the Company (the “Bylaws”) for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of such request, then any Series D Preferred Holder may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock ledger of the Company. The directors elected at any such special meeting shall hold office until the next annual meeting of stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the Series D Preferred Holders and holders of the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the Series D Preferred Holders and holders of the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of stockholders or special meeting held in place thereof if such office shall not have previously terminated as above provided.

(c)	So long as any shares of Series D Preferred Stock are outstanding, the affirmative vote of at least two-thirds of the votes entitled to be cast by the Series D Preferred Holders, voting separately as a class, either at a meeting of stockholders or by written consent, shall be necessary:

(i)	to amend, alter or repeal any of the provisions of the Charter or the share designations relating to the Series D Preferred Stock, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, preferences, privileges or voting powers of the Series D Preferred Holders; or

(ii)	to authorize, create or increase the authorized amount of, any class or series of beneficial interest ranking senior to the Series D Preferred Stock with respect to the payment of dividends or amounts on any Liquidation Event.

(d)	For the purposes of this Section 7 of this Series D Certificate of Designations, neither:

(i)	the amendment of provisions of the Charter so as to authorize or create or to increase the authorized amount of, any Junior Stock or any Parity Stock (including the Series D Preferred Stock); nor

(ii)	any filing with the Delaware Secretary of State by the Company, including in connection with a merger, consolidation or otherwise, in which (1) the Company is the surviving entity and the Series D Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series D Preferred Stock for other preferred equity or shares having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series D Preferred Stock (except for changes that do not materially and adversely affect the Series D Preferred Stock); or (3) upon effectiveness of such merger, consolidation or other transaction giving rise to the filing (and if such effectiveness occurs before August 19, 2018, a Change of Control shall have occurred on or prior to such effectiveness), the Series D Preferred Holders will be entitled to receive in exchange for their Series D Preferred Stock without further action by such holder cash consideration equal to the redemption price described under Section 4 above including all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of such effectiveness and funds sufficient to pay the redemption price for all shares of Series D Preferred Stock will be set aside for payment.

shall be deemed to materially and adversely affect the rights, preferences or voting powers of the Series D Preferred Holders.

(e)	The voting provisions in this Section 7 will not apply with respect to shares of Series D Preferred Stock if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of Series D Preferred Stock are subject to either (i) a notice of redemption pursuant to the provisions described under Sections 4 or 5 above and funds sufficient to pay the redemption price, including accumulated and unpaid dividends, for all of such shares of Series D Preferred Stock called for redemption have been set aside for payment or (ii) a Change of Control Conversion Right which has been properly exercised and not withdrawn.

(f)	For purposes of the foregoing provisions of this Section 7 of this Series D Certificate of Designations, each share of Series D Preferred Stock shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series D Preferred Stock as a single class on any matter, then the Series D Preferred Stock and such other series of Preferred Stock shall have with respect to such matters one (1) vote per $50.00 of stated liquidation preference. For the avoidance of doubt, in those situations where the Series D Preferred Stock votes with any other series of Preferred Stock, including Series B Convertible Preferred Stock, which has a stated liquidation preference of $50.00 per share, and assuming a stated liquidation preference of the Series D Preferred Stock of $25,000.00, then each share of the Series D Preferred Stock would be entitled to 500 votes.

(g)	The Company may, from time to time, without notice to or consent of the Series D Preferred Holders, issue additional shares of Series D Preferred Stock.

8. Liquidation Rights

(a)	Upon any Liquidation Event, the Series D Preferred Holders shall be entitled to receive out of assets of the Company available for distribution to stockholders of the Company, after satisfaction of liabilities and obligations to creditors and subject to the preferential rights of the holders of any securities ranking senior to Series D Preferred Stock with respect to dividends upon a Liquidation Event, before any distribution of assets is made to holders of any Junior Stock, a liquidating distribution in an amount equal to the Series D Liquidation Value. After payment of the Series D Liquidation Value, the Series D Preferred Holders shall not be entitled to any further participation in any distribution of assets of the Company.

(b)	In any distribution described in Section 8((a)) above, if the assets of the Company or proceeds thereof are not sufficient to pay in full the Series D Liquidation Value to all Series D Preferred Holders and all holders of Parity Stock, the amounts paid to the Series D Preferred Holders and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences of the Series D Preferred Stock and all other series of Parity Stock.

(c)	The Company shall send written notice of any Liquidation Event stating the payment date or dates when, and the place or places where, the amounts distributable to Series D Preferred Holders in such circumstances will be payable, which notice will be sent by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, at the address as it appears on the stock transfer records of the Company (or, in the case of Series D Preferred Stock held in global form, in accordance with applicable procedures of DTC). Failure to give such notice to any Series D Preferred Holder shall not affect the validity of the proceedings for the Liquidation Event.

(d)	If the Series D Liquidation Value has been paid in full to all Series D Preferred Holders and all corresponding amounts have been paid in full on all Parity Stock, if any, the holders of any Junior Stock shall be entitled to receive all remaining assets of the Company or proceeds thereof according to their respective rights and preferences.

(e)	Nothing in this Section 8 of this Series D Certificate of Designations shall be understood to entitle the Series D Preferred Holders to be paid any amount in respect of a Liquidation Event until holders of any classes or series of shares ranking, as to the distribution of assets upon a Liquidation Event, senior to the Series D Preferred Stock have been paid all amounts to which such classes or series of shares are entitled.

(f)	For the purposes of this Series D Certificate of Designations, neither the sale, lease or conveyance of all or substantially all of the Company’s property or business nor the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company shall be deemed to be a Liquidation Event.

9. Information Rights

(a)	During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all Series D Preferred Holders as their names and addresses appear in the Company’s record books without cost to such holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective Series D Preferred Holder. The Company will mail (or otherwise provide) the information to the Series D Preferred Holders within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Company were subject to Section 13 or 15(d) of the Exchange Act.

FOURTH: To the extent that any provision of this Series D Certificate of Designations conflicts or is inconsistent with the Charter, this Series D Certificate of Designations shall be deemed to amend the Charter.

FIFTH: This Series D Certificate of Designations shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

SIXTH: Each provision of this Series D Certificate of Designations shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Series D Certificate of Designations which are valid, enforceable and legal.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations on August 19, 2013.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael J. Killelea
Name:	Michael J. Killelea
Title:	Senior Vice President, General Counsel and Corporate Secretary